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                            TRUST FOR CREDIT UNIONS


                 ADDENDUM NO. 1 TO THE ADMINISTRATION AGREEMENT


     This Addendum, dated as of the 30th day of June, 1993, is entered into between TRUST FOR CREDIT UNIONS (the "Trust"), a Massachusetts business trust, and CALLAHAN CREDIT UNION FINANCIAL SERVICES LIMITED PARTNERSHIP (the "Administrator), a Delaware limited partnership.

     WHEREAS, the Trust and Administrator have entered into a Revised and Restated Administration Agreement dated as of March 31, 1993 (the "Administration Agreement"), pursuant to which the Trust has appointed the Administrator to provide certain administrative services to the Trust for the Money Market Portfolio, Government Securities Portfolio and Mortgage Securities Portfolio, together with all other portfolios subsequently established by the Trust;

     WHEREAS, the Trust is establishing an additional investment portfolio known as the TCU Target Maturity Portfolio (1996) (the "Portfolio") and desires to retain the Administrator to act as administrator under the Administration Agreement;

     WHEREAS, the Administrator is willing to serve as administrator for the Portfolio;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. APPOINTMENT. The Trust hereby appoints the Administrator as administrator to provide certain administration services to the Trust for the Portfolio for the period and on the terms set forth in the Administration Agreement. The Administrator hereby accepts such appointment and agrees to render the services set forth in the Administration Agreement for the compensation herein provided.

     2. COMPENSATION. For the services provided and the expenses assumed pursuant to the Administration Agreement, the Trust will pay the Administrator, and the Administrator will accept as full compensation therefore from the Trust, a fee at an annual rate of .05% of the Portfolio's average daily net assets. The fee will be computed based on the average net assets on each day and will be paid to the Administrator monthly. Such fee is attributable to the Portfolio, shall be a charge to such Portfolio and shall be the obligation of such Portfolio.

     3. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Administration

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          Agreement shall be deemed to include the TCU Target Maturity Portfolio
          (1996). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Administration Agreement.

     4. MISCELLANEOUS. Except to the extent supplemented hereby, the Administration Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                    TRUST FOR CREDIT UNIONS



Attest: Nancy James                 By:  Nancy Mucker
        ------------------             -------------------------
                                       Nancy L. Mucker
                                       Vice President of the Trust


                                    CALLAHAN CREDIT UNION
                                    FINANCIAL SERVICES LIMITED
                                    PARTNERSHIP



Attest: Angelique Barrow            By:  Charles Filson
        ------------------             -------------------------
                                         As its: General Partner
                                                 ---------------

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